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EXHIBIT B-1


                        AMENDMENT TO SERVICE AGREEMENTS


      This Amendment, effective as of July 1, 1996, by and between Allegheny Power Service Corporation, a Maryland corporation ("APSC"), and Monongahela Power Company, an Ohio corporation ("MP"), The Potomac Edison Company, a Maryland and Virginia corporation ("PE"), and West Penn Power Company, a Pennsylvania corporation ("WPP") (MP, PE and WPP are hereinafter collectively referred to as the "Electric Companies"),

      WITNESSETH THAT, WHEREAS, the Electric Companies and APSC are all subsidiaries of Allegheny Power System, Inc., a Maryland corporation ("APS"), and

      WHEREAS, each Electric Company entered into a service agreement with APSC dated November 3, 1993 (the "Service Agreements"), and

      WHEREAS, as a result of the restructuring and continuing reengineering of the corporate and operational functions of APSC and of the Electric Companies, APSC and the Electric Companies have agreed to amend Exhibit I to the Service Agreements (which describes the services that APSC may perform for each of the Electric Companies) as provided herein.

      NOW THEREFORE, APSC and the Electric Companies hereby agree that Exhibit
I to the Service Agreements shall be deleted and replaced by the revised Exhibit I which is attached hereto and incorporated herein.

      IN WITNESS WHEREOF, the parties have signed or have caused this Amendment to be signed by their duly authorized representatives effective as of the day and year first above written.



ATTEST:                             ALLEGHENY POWER SERVICE CORPORATION


____________________________   By:  ___________________________________
                                                         Vice President




ATTEST:                             MONONGAHELA POWER COMPANY


____________________________   By:  ___________________________________
                                                              President
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ATTEST:                             THE POTOMAC EDISON COMPANY


____________________________   By:  ___________________________________
                                                              President


ATTEST:                             WEST PENN POWER COMPANY


____________________________   By:  ___________________________________
                                                              President

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                                   Exhibit I

                     (As Amended, effective July 1, 1996)


            Allegheny Power Service Corporation Principal Functions


            The following is a description of the principal functions of Allegheny Power Service Corporation ("APSC"). In accordance with the terms and conditions of the Service Agreement dated November 3, 1993, APSC may perform the services described herein for Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company (collectively hereinafter referred to as the "Allegheny Power" companies or the "Electric Companies").

      I.    Corporate Services

            1.    Accounting

                  (a) Payroll - Processes and verifies timesheets and paychecks for Allegheny Power employees. Ensures compliance with payroll tax laws and regulations.

                  (b) Asset Accounting - Maintains corporate accounting records for Allegheny Power's fixed assets in accordance with regulatory requirements, corporate capital budget management, and fixed asset return objectives.

                  (c) Taxes - Ensures compliance with all federal, state and local tax laws (except payroll and benefits matters). Prepares and files applicable returns, gives instructions for timely payment of tax liabilities, and coordinates the issuance of tax accounting instructions to Allegheny Power. Also provides tax planning services.

                  (d) Corporate Accounting - Gathers, reports, and analyzes accounting and management information. Reviews and corrects accounting data.

                  (e) Payment Processing - Processes invoices from, and issues payment to, vendors for goods and services provided to Allegheny Power.

                  (f) Fuel Accounting - Initiates payment for fuel receipts and compiles fuel data for report preparation on fuel purchases and generation statistics to meet various regulatory requirements.


            2.    Information Services

            Provides electronic data processing services:

                  (a) Machine related computer activity - services such as data processing for customer accounting, payroll and general accounting, engineering planning, purchasing and stores studies, forecasts and various other administrative and engineering applications.
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                  (b)  Computer applications activity - services such as
feasibility studies for new applications, development and/or acquisition of new applications, enhancement of existing applications and other related activity.

            3.    Financial Management

            Oversees annual budgeting and capital management, long-term forecasting, and financial planning.


            4.    Treasury

                  (a) Cash Processing - Maintains relationship with banking institutions for lines of credit. Handles customer bill processing, money pool (internal funding among Allegheny Power companies, external short-term borrowing and investing), and long-term financing and cash forecasting.

                  (b) Risk Management - provides risk financing through insurance purchases and other funding mechanisms. Provides transfer of risk via contracts and insurance certification for all contractors, lessees,cogenerators, and PURPA projects. Provides risk control to protect Allegheny Power companies' properties from loss, and provides advice to Legal, Claims, and Human Resources relative to liability and worker's compensation issues, including litigation.

                  (c) Electronic Commerce - Provides guidance, implementation, and oversight of Electronic Commerce (EC) activities. EC is defined as any binding business transaction conducted or consummated over an electronic network between Allegheny Power and its customers, suppliers, financial institutions, or other entities.


            5.    Audit Services

            Performs independent appraisals of significant activities carried out within, and/or related to, the Allegheny Power companies through application of financial, contract, operational and compliance audit techniques. Provides consulting services upon management request.



            6.    Legal

                  (a) Legal Services - Renders services relating to financings, financial reporting, shareholders' meetings, rates and other regulatory proceedings, environmental matters, litigation, marketing, human resources, contracts, real estate, leasing, corporate and other legal matters.

                  (b) Corporate Secretary - Responsible for creation, maintenance, and retention of corporate records; liaison with Board of Directors; administration of indentures (performed by Assistant Secretaries); support for long-term financing, regulatory filings; handles shareholder/bondholder relations

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and relationship with stock transfer agent and
bond trustee (records kept, checks sent, etc. by outside agents).

                  (c) Claims - Responsible for investigating and taking other appropriate actions concerning claims made against Allegheny Power by third parties. Also responsible for activities involved with collecting monies owed to Allegheny Power by third parties for property damage.

            7.    Regulation & Pricing

                  (a) Costing & Pricing - Provides cost of service analysis. Identifies usage pattern trends to assist marketing efforts. Performs special studies requested internally or by regulatory agencies. Provides analyses such as separation, cost of service and loss studies.

                  (b) Financial Analysis - Assembles and provides primary support for regulatory filings. Maintains contacts with state commission staff members. Performs special financial studies.

                  (c) Fuel & Capital Recovery - Assembles and provides primary support for fuel and depreciation regulatory filings.


            8.    Human Resources

            Initiates, maintains, supervises and administers the human resources policies of the Allegheny Power companies. Assists the Allegheny Power companies' management in maximizing the results from their employees. This is accomplished by developing and administering programs and policies, and consulting in five primary functions. They are:

                  (a) Employee Relations - labor relations,litigation/regulatory compliance, employee communications and employee policies.

                  (b) Employee Development - training program development and delivery, performance evaluation and management development.

                  (c) Medical Services - workers' compensation, employee assistance program, and employee wellness/awareness programs.

                  (d) Rewards - design and administration of compensation, benefits, and recognition programs.

                  (e) Staffing - employment/placement, succession planning and EEO/affirmative action.

      In addition, Business Practices is a group within HR which coordinates and participates in the development and/or documentation of new and revised policies, business practices, procedures, references and forms.

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             9.   Governmental Affairs

            Analyzes and provides views and recommendations on state and federal legislation to assure fair and equitable treatment of the Allegheny Power companies. Provides information to assist management decision-making on company strategy and policy.

            10.   System Security

            Originates, establishes, and administers security standards, procedures and policies. Provides investigative and loss prevention services in reference to the protection of assets and its employees. Acts as liaison with federal, state and local law enforcement agencies.

            11.   Procurement

            Provides services and gives functional direction in connection with the procurement of goods and services, including market research, preparation of commitments, requests for quotations, preparation of bid summaries, and materials management.

            12.   Corporate Communications

            Responsible for media relations, including the financial and trade press, production of stockholder publications, advertising, and numerous internal and customer communications.

            13.   AYP Capital

            Oversees the business development and operations of and investments in products, services and ventures that are not regulated as public utility services. Included are unregulated power generators, power marketing and related activities.


      II.   Business Units

            1.    Operating Business Unit (OBU)

                  a) Customer Service Center - Answers all incoming calls to Allegheny Power via one toll-free number, responds to customer inquiries, initiates new service, dispatches service and line crews in response to power outages, handles credit and collection activities, responds to customer and public service/utility commission complaints, and manages the meter reading and billing activities.

                  b) Operations Services - Operations Services provides the following services in the indicated areas: Stores - Centralizes materials supply and distribution; Technical Services - Provides electrical equipment repair and testing; Transportation - Handles fleet management and repair services; Safety, Quality and Training - Develops safety and training programs; Building
Services - Provides building maintenance and management, and office services; Substations -
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Builds, operates, and maintains substations and equipment; T&D Operation -
Performs switching functions for all facilities above distribution voltage; Forestry -Provides maintenance services for electrical facilities rights-of-way; Planning - Provides planning services for all non-network electrical facilities; Lines Services - Provides lines support for lines teams in service centers; and Telecommunications - Provides support and maintenance for the telecommunications systems.

                  c) Various Regions - Each region supports the processes for responding to electric service requests, ensuring reliable service, and restoration of service.


            2.  Retail Marketing

            Executes the marketing and sales of the products and services of Allegheny Power. Also performs economic development activities which affect areas served by the Electric Companies.


            3.  Corporate Affairs

            Maintains relationships with state regulatory commissions, municipal and county governments and is responsible for identifying state-level regulatory issues.



            4.  Transmission Business Unit (TBU)

            Responsible for ensuring that adequate high-voltage network facilities are available and on-line to convey power produced from the power production operations run by, or procured by, the Generation Business Unit (GBU) to serve native load and to engage in wholesale transmission sales to nonaffiliates. Will engage in marketing efforts for sales of bundled and unbundled transmission services to nonaffiliates and will be responsible for accommodating requests for transmission service submitted by nonaffiliates who qualify as customers for that service under federal regulations. Finally, is responsible for maintaining the optimal economic balance on a real-time basis between native customer load and the output of the generation resources supplied by the GBU.

            5.  Generation Business Unit (GBU)

            Responsible for ensuring that adequate generation is available to serve the native load customers of Allegheny Power by using its own generating facilities and the third-party generation obtained through its marketing efforts. Primary responsibilities include ensuring the cost-effective operation and maintenance of our generating units, and providing the most economic mix of generation by available generating units and off-system purchases and sales. It also provides advisory and supervisory services as needed. The GBU will also broker energy services.

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            6.  Planning and Compliance Business Unit (P&CBU)

            Forecasts electric demand and energy requirements for Allegheny Power and develops plans to provide and integrate the production and transmission facilities needed to serve the electricity requirements of customers of the Electric Companies. Oversees compliance with state and federal regulatory and legal requirements.


      III.  ADDITIONAL SERVICES


            Certain other services in addition to the above as APSC may be able to provide to the Allegheny Power companies.

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